Exhibit 10.19

Certain information has been redacted from this exhibit pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and is the type that the Registrant treats as private or confidential. The Registrant hereby agrees to furnish an unredacted copy of the exhibit and its materiality and privacy or confidentiality analyses to the Commission upon request.

VAST SOLAR

MASTER SERVICES AND COLLABORATION AGREEMENT
(Engineering Services)

VAST SOLAR	Vast Solar Pty Ltd ABN 37 136 258 574, [***]
ADVISIAN	Advisian Pty Ltd ABN 50 098 008 818, [***]

Recitals

A.	Vast Solar is developing concentrated solar thermal power (“CSP”) generation and storage technology and related capabilities using sodium as an element of the thermal energy transfer or storage system.

B.	Advisian has process, integration, design and technical engineering, procurement, risk management and project management capabilities and expertise that it will supply.

C.	The purpose of the parties’ collaboration under this Agreement is to develop world leading CSP technologies that will allow Vast Solar to establish a market leading position as the world’s most efficient and cost effective supplier of CSP technology, and in which Advisian becomes an integral and long-term partner to Vast Solar’s business.

D.	This Agreement is comprised of the following documents:

a.	Contract Information (Page 2)

b.	Part One — Key Commercial Terms (Pages 3 to 5)

c.	Part Two — Fee and Payment Terms (Page 6)

d.	Part Three — Performance, Management and Review Terms (Pages 7 to 11)

e.	Part Four — General Legal Terms and Definitions (Pages 12 to 25)

f.	Part Five — Schedules (Pages 26 to 30)

PARTIES	Vast Solar (as defined above)	Advisian (as defined above)
SIGNATURE	/s/ Craig Wood Director	/s/ Tasman Graham Director

NAME	Craig Wood	Tasman Graham
DATE SIGNED	9 March 2020	9 March 2020
SIGNATURE	/s/ Christina Hall Secretary	/s/ Jane Harrington Secretary
NAME	Christina Hall	Jane Harrington
DATE SIGNED	9 March 2020	9 March 2020

CONTRACT INFORMATION

COMMENCEMENT DATE	Thursday 5 March 2020
TERM	5 years
EXTENDED TERM (if applicable)	Not applicable
TASK BRIEF TERMINATION NOTICE PERIOD	20 Business Days
EXCLUSIVITY (Clauses 2.8 & 2.9)	Mutual
SERVICES	Process, integration, design and technical engineering, procurement, risk management, project management and project controls as required to support the purpose defined in Recital C
NA CSP CATEGORY	That part of the CSP Industry in which sodium is used as an element of the thermal energy transfer or storage system including any person or business that is an owner, operator, supplier to, investor in or associated with the promotion, development and operation of such a business but excluding universities, industry development or research bodies that are conducting academic research into CSP which could include the development of a pilot plant with a generating capacity of up to 10 megawatts
INSURANCE (Schedule Four)	Public Liability Insurance of $10 million per occurrence Professional Liability Insurance of $5 million per occurrence and in the aggregate Workers Compensation Insurance as required by law
VAST SOLAR’S RELATIONSHIP MANAGER	Kurt Drewes, Project Director [***] Mobile: [***]
ADVISIAN’S RELATIONSHIP MANAGER	[***] [***] Mobile: [***]
JURSIDICTION	The State of New South Wales, Commonwealth of Australia

PART ONE

KEY COMMERCIAL TERMS

1.	TERM

1.1	This Agreement commences on the Commencement Date and, unless terminated earlier in accordance with this Agreement, shall continue in full force and effect for the Term.

2.	SUPPLY OF SERVICES

2.1	Advisian must provide the Services to Vast Solar on the terms and conditions set out in this Agreement.

TASK BRIEFS AND PURCHASE ORDERS

2.2	Vast Solar may order the Services or elements of the Services by presenting Advisian with a Task Brief. The form of the Task Brief will be determined by Vast Solar but will specify at least the matters set out in Schedule Five (as may be amended by Vast Solar). Each Task Brief will have a separate purchase order number and all correspondence from Advisian and Vast Solar relating to a Task Brief must refer to the relevant purchase order number.

2.3	Advisian will commence to supply the Services or elements of the Services from the start date specified in the Task Brief. If Advisian has not begun to supply the Services that are the subject of a Task Brief to Vast Solar by the start date specified in that Task Brief the Task Brief automatically lapses and Vast Solar is under no obligation to proceed with that Task Brief and will consult Advisian for rectification of performance.

2.4	The parties must notify each other promptly of any circumstances that they become aware of which may have an adverse effect on either parties’ ability to meet the requirements under a Task Brief or to otherwise supply the Services in accordance with the terms of this Agreement.

2.5	Vast Solar may terminate, for any reason, all or any part of any Task Brief on providing to Advisian prior written notification of the Task Brief Termination Notice Period. No fees or charges will be payable by Vast Solar in relation to the termination, except that if Services have already been performed in accordance with the Task Brief, Vast Solar will pay for the Services actually performed and associated reimbursable expenses validly invoiced in accordance with this Agreement and, if required by Vast Solar, on receipt of reasonably satisfactory documentation from Advisian showing that the Services have been performed. If termination of a Task Brief is partial, Advisian must continue to perform the remaining portion of the Task Brief.

2.6	Advisian will cease to supply the elements of the Services which are the subject of a Task Brief on the earlier of;

(a)	the end date specified in the Task Brief; or

(b)	the date of termination of a Task Brief in accordance with clause 2.5; or

(c)	the date of termination of this Agreement.

2.7	Vast Solar will provide Advisian with at least four weeks written notice of the requirement to commence the first Task Brief under this Agreement.

EXCLUSIVE AGREEMENT

2.8	Vast Solar agrees that it will purchase all of its requirements for the Services from Advisian, subject to Advisian’s compliance with this Agreement.

2.9	In consideration for Vast Solar entering into this Agreement, Advisian and its Affiliates agree that they will only provide Services in the NA CSP Category to Vast Solar.

AFFILIATES

2.10	Advisian agrees that the benefit of this Agreement will extend to each Affiliate of Vast Solar and acknowledges that Vast Solar holds the benefit of this Agreement on trust for each Affiliate. The parties acknowledge and agree that:

(a)	if the Services are supplied to an Affiliate of Vast Solar then Vast Solar shall procure its Affiliate to abide by this Agreement as if it were a party to this Agreement and that the provisions of this Agreement will also be for the benefit of, and are intended to be enforceable by such Affiliate;

(b)	the performance of any of Vast Solar’s obligations under this Agreement by its Affiliates shall discharge the obligations of Vast Solar under this Agreement;

(c)	any indemnity or release provided to (or by reference to) Vast Solar is deemed to extend to (and by reference to) all Affiliates to which clause 2.10 applies at the time the indemnity becomes operative (even if such later cease to be an Affiliate of Vast Solar); and

(d)	Vast Solar must procure the due performance of its Affiliates under this Agreement to the extent that such Affiliates benefit under this Agreement and the performance directly relates to that benefit.

2.11	Vast Solar will promptly notify Advisian if:

(a)	Vast Solar no longer wishes this Agreement to extend to some or all of its Affiliates; or

(b)	an Affiliate to which the Services are supplied ceases to be an Affiliate of Vast Solar,

in which case, Vast Solar and Advisian will take steps to withdraw the Services from the relevant Affiliate (and clause 2.10 will cease to apply in respect of that Affiliate except clause 2.10(c) which will continue to apply to the (former) Affiliate).

2.12	Advisian:

(a)	agrees that if the Services or any part of the Services are supplied by, an Affiliate of Advisian then it must procure its Affiliate to abide by this Agreement as if it were a party to this Agreement and that the provisions of this Agreement will also be for the benefit of, and are intended to be enforceable by such Affiliate; and

(b)	unconditionally and irrevocably guarantees to Vast Solar, without the need for demand, the due performance of its Affiliates under this Agreement.

2.13	Vast Solar acknowledges that the performance of any of Advisian’s obligations by one of Advisian’s Affiliates in providing the Services will discharge the obligations of Advisian under this Agreement provided that the provision of the Services by the Affiliate has been approved in writing by Vast Solar.

3.	VARIATION TO SERVICES

3.1	Vast Solar may request a variation of any or all of the Services it requires from Advisian (including supplying new or additional services) (Variation) from time to time by giving Advisian notice:

(a)	setting out the details of that Variation; and

(b)	the estimated date on which Vast Solar would require such a Variation to take effect.

3.2	Within 10 Business Days (or another period agreed by the parties) of receipt by Advisian of Vast Solar’s notice delivered under clause 3.1, Advisian agrees to respond in writing to Vast Solar specifying what impact (if any) the Variation will directly and reasonably have on:

(a)	the Advisian’s ability to perform its obligations under this agreement (including its ability to meet timeframes and Task Briefs); and

(b)	any other relevant matter in relation to a Task Brief or this Agreement.

3.3	Within 10 Business Days (or another period agreed by the parties) of receipt by Vast Solar of the Advisian’s response, Vast Solar and Advisian agree to meet and discuss the Variation and should Vast Solar accept the Variation and any related terms, the parties will use their reasonable endeavours to execute a variation to this Agreement.

4.	SUSPENSION OF SERVICES BY VAST SOLAR

4.1	Vast Solar may, without cause and at any time during the Term, by giving notice to Advisian (Suspension Notice) direct Advisian to suspend the performance of all or any part of the Services.

4.2	The Suspension Notice must specify the period of the suspension. The period of time specified may be reduced or extended by a further notice or notices from Vast Solar.

4.3	If all or any part of the Services are suspended by Vast Solar for any reason other than a breach of this Agreement by Advisian, Vast Solar must pay Advisian such costs and expenses as are reasonably and necessarily incurred by Advisian as a direct consequence of suspension, which must be determined in accordance with clause 4, pro rata to the proportion of the Service then supplied.

5.	SPECIFIED PERSONNEL

5.1	Advisian must ensure that the Specified Personnel are available to perform the Services and, if required, Advisian must also provide such other personnel from time to time as needed for the performance of the Services. Advisian warrants that it and any persons performing the Services from time to time (including the Specified Personnel) have the necessary skills, qualifications and experience to perform the Services.

5.2	Any proposed change to the Specified Personnel must be notified to and agreed with Vast Solar prior to that change occurring.

6.	CHARGES AND EXPENSES

6.1	The Services supplied by Advisian must be charged to Vast Solar at the rates determined in accordance with Schedule One. The methodology and amounts specified in Schedule One are fixed and cannot be varied except as contemplated in, and in accordance with, clause 6.2 or the operation of the ‘Charge Review’ procedures set out in Schedule One.

6.2	Where Advisian and Vast Solar agree that any new services will be subject to the terms and conditions of this Agreement, the price or pricing methodology to apply for those services and any associated products will be agreed at that time between the parties on a case-by-case basis, provided that they will be the same as that set out in Schedule One (as amended from time to time) to the extent applicable, and any variation or addition to Schedule One must be recorded in writing.

6.3	Third party expenses or other costs, disbursements or outgoings incurred in supplying the Services may only be charged by Advisian when permitted in accordance with Schedule One, and only if Vast Solar has given prior written approval to the timing, amount and character of the expense, cost, disbursement or outgoing.

6.4	Unless otherwise expressly provided for in this Agreement, any charges to which Advisian is entitled under clause 6.1 or 6.2 and any amount to which Advisian is entitled under clause 6.3 will be Advisian’s sole remuneration, compensation, charging, recovery, entitlement or benefit for supplying the Services and for performing Advisian’s obligations under this Agreement.

PART TWO

FEES AND PAYMENTS

7.	INVOICES AND PAYMENT

7.1	Advisian must issue to Vast Solar a valid tax invoice in respect of the Services supplied to Vast Solar in accordance with this Agreement in compliance with the billing cycle set out in Schedule Two. Each invoice must:

(a)	subject to clause 7.1 (b), relate to charges for the Services authorised by, ordered by and supplied by Advisian to Vast Solar in accordance with its obligations under this Agreement during the calendar month preceding the date of the tax invoice;

(b)	contain all those matters specified in Schedule Two; and

(c)	meet the requirements of the GST Act.

7.2	In the absence of a dispute in respect of a particular invoice, Vast Solar will pay the invoiced amount due to Advisian within 30 days from the date in which a valid tax invoice has been received from Advisian that meets the requirement in clause 7.1. Where there is a dispute, subject to clause 7.5 Vast Solar will pay the undisputed amount due.

7.3	Payment of an invoice must be taken only as payment on account and is not:

(a)	evidence or an admission that the Services have been supplied in accordance with this Agreement or otherwise accepted by Vast Solar; or

(b)	an admission of Liability or concession to any Claim in respect of the invoice, its subject matter or any aspect of this Agreement or the parties’ relationship under it.

7.4	If a day for payment under this Agreement falls on a day that is not a Business Day, the payment is due on the next Business Day.

7.5	If Vast Solar disputes any amount claimed in an invoice, then Vast Solar shall advise Advisian in writing of the nature of the dispute and pay any undisputed portion of the tax invoice by the due date. Advisian shall use all reasonable endeavours to provide Vast Solar with all information Vast Solar reasonably requires to verify the amount claimed in an invoice (whether or not it is disputed in whole or in part). Any disputes in relation to an invoice shall be resolved in accordance with clauses 21.1 to 21.4. Within ten Business Days of the date of resolution or determination of any disputed amount under an invoice;

(a)	Vast Solar must pay to Advisian the balance (if any) found to be payable under that invoice; or

(b)	Advisian must refund to Vast Solar any amount overpaid under that invoice, in each case without interest.

7.6	To the extent that Vast Solar requires any information or documents from Advisian to enable Vast Solar to assess whether or not it accepts a tax invoice, any period of delay in the provision of such information or documents will be added to the period for payment of that tax invoice.

PART THREE

PERFORMANCE, MANAGEMENT AND REVIEW

8.	ADVISIAN’S RESPONSIBILITIES

PERFORMANCE AND DELIVERY OF SERVICES

8.1	Subject to Vast Solar meeting the obligations in clause 9, Advisian must supply the Services to a standard which satisfies or exceeds the requirement in the relevant Specification and otherwise on the terms and conditions of this Agreement. Without limitation, Advisian must:

(a)	supply all Services using professional standards of skill, diligence, prudence, foresight and care, in accordance with industry best practices and to a standard that would reasonably be expected from a prudent and experienced provider of services which are equivalent to the Services;

(b)	comply with Vast Solar’s reasonable and lawful directions and instructions, including those given by its authorised personnel or representatives from time to time and those in a Task Brief;

(c)	ensure that all materials used for the purposes of performing the Services, are complete, accurate, free from faults, of acceptable quality and fit for the purpose for which they are required by Vast Solar;

(d)	supply all goods, associated products or materials comprising the Services free from any liens, charges, security interests, third party claims, rights or interests or any other encumbrances;

(e)	ensure that all Services supplied pursuant to this Agreement comply with the relevant Specification then in force;

(f)	make enquiries to ascertain Vast Solar’s reasonable requirements regarding the Services and supply the Services so as to comply with those requirements;

(g)	supply the Services with the utmost efficiency and with minimum disruption to Vast Solar’s business and in compliance with all site or other rules applicable to Vast Solar’s Sites, including in a cost efficient manner and without delay, and in any event prior to any date that is set out in the Task Brief or that the parties otherwise agree the Services will be supplied by;

(h)	provide at its own expense all equipment, materials and labour necessary or desirable to perform its obligations under this Agreement;

(i)	meet, satisfy and comply with (and may exceed) the KPIs specified in each Task Brief;

(j)	supply the Services in accordance with all applicable laws and regulations and the Codes of Practice and in accordance with industry standards to which Advisian is legally required to comply or has stated that it will comply. Where two or more standards apply (including by reference to a relevant Code of Practice), Advisian and Vast Solar shall consult and determine the most appropriate standard and that determination shall be documented.

(k)	at its cost, hold and maintain in good standing all necessary licences, registrations, permits, authorisations, consents and approvals required by or from any governmental, provincial or local department or agency;

(l)	notify Vast Solar immediately if Advisian receives a notice of regulatory non-compliance or is the object of any governmental or regulatory action which affects or may affect the supply of the Services;

(m)	keep Vast Solar informed of all matters of which Vast Solar reasonably ought to be made aware or which may affect in any manner whatsoever the way in which Vast Solar manages its affairs in connection with the performance of this Agreement and its relationship with Vast Solar and provide such information in relation to the supply of the Services as may reasonably be required by Vast Solar;

(n)	supply the Services to Vast Solar without breaching an obligation owed by Advisian to another person; and

(o)	on written request from Vast Solar, provide Vast Solar with all financial, administrative or other information as may be reasonably required by Vast Solar to assess Advisian’s ability to supply the Services or for the purposes of this Agreement.

8.2	Without prejudice to any other remedies available to Vast Solar, Advisian shall immediately re-supply at its cost any Services that do not meet the relevant Specification or fail to comply with the terms and conditions of this Agreement, as appropriate.

8.3	Vast Solar may give notice (of its view that there has been non-compliance with this Agreement by Advisian) to Advisian, which may elect where applicable to inspect or review the items referred to in such notice of non-compliance.

8.4	If Advisian is aware that any Services (whether provided or not, in whole or in part) do not meet the relevant Specification or requirements of this Agreement, Advisian must notify Vast Solar immediately in writing in which case clause 8.2 applies).

PUBLIC STATEMENTS

8.5	Advisian must not release any statement or respond to any media inquiry concerning the supply of the Services to Vast Solar or the existence or subject matter of this Agreement without first obtaining written approval from Vast Solar.

ACCESS

8.6	Vast Solar will allow Advisian access (on reasonable notice) to Vast Solar’s Sites at which any or all of the Services are provided to Vast Solar where Advisian reasonably requires access in order to provide the Services.

8.7	Advisian must ensure that its employees, representatives, agents, contractors, sub-contractors or other parties under its control entering onto any of Vast Solar’s Sites pursuant to the rights under clause 8.6 or for other purposes connected with or contemplated by this Agreement shall at all times (without limiting the operation of clause 8.1(g)):

(a)	not interfere with the day to day operation of Vast Solar’s business;

(b)	protect people and property and comply with all reasonable directions of Vast Solar and its staff in relation to all health and safety, environmental, security or other requirements of entry (whether arising under statute or otherwise) including, without limitation, complying with the Codes of Conduct and all of Vast Solar’s applicable safety standards and policies (as advised by Vast Solar to Advisian from time to time);

(c)	comply with all site rules applicable to the relevant Vast Solar Site and as required by Vast Solar from time to time complete any site induction programme(s) in respect of each Vast Solar Site. Vast Solar will inform Advisian of any changes to the site rules from time to time;

(d)	prevent nuisance and unnecessary noise and disturbance; and

(e)	act in a safe and lawful manner.

8.8	Vast Solar and its employees, representatives, agents, contractors, sub-contractors or other parties under its control will not be responsible for any damage done to Advisian’s property or to that of any of Advisian’s employees, representatives, agents, contractors, sub-contractors or other parties under its control or for any personal injury sustained by Advisian (where Advisian is a natural person) or by any of Advisian’s employees, representatives, agents, contractors, sub-contractors or other parties under its control occurring on Vast Solar’s Sites as a result of a material breach of this Agreement or the gross negligence or wilful misconducts of Advisian or of such employees, representatives, agents, contractors, sub-contractors or other parties under its control or if Advisian or such employees, representatives, agents, contractors, sub-contractors or other parties under its control has failed to comply with Vast Solar’s occupational work, health and safety and security policies and, if applicable, site rules except to the extent caused or contributed to by the acts, omissions or negligence of Vast Solar.

8.9	Subject to clause 19.1, Advisian indemnifies in accordance with clause 18.1 Vast Solar and its employees, contractors, sub-contractors, officers, from any Liability and any Claims which Vast Solar and its employees, contractors, sub-contractors, officers, (each an “Indemnified Party”) may incur as a direct or indirect result of any third party bringing a Claim against an Indemnified Party in relation to:

(a)	a third party claim for damage to Vast Solar’s property; or

(b)	circumstance referred to in clause 8.8,

except to the extent that such circumstances were caused directly as a result of the gross negligence or wilful breach of this Agreement by Vast Solar or its employees, contractors, sub-contractors, officers, advisers, representatives and agents.

9.	VAST SOLAR’S RESPONSIBILITIES

9.1	Vast Solar will:

(a)	within a time which does not delay Advisian in providing any Services, provide Advisian with such assistance and information as Advisian reasonably requires to enable Advisian to supply the Services in accordance with this Agreement; and

(b)	make all reasonable efforts to ensure that all information it gives to Advisian in response to a request made in accordance with this Agreement is (so far as Vast Solar is aware) correct and complete.

10.	RELATIONSHIP MANAGEMENT

10.1	Advisian and Vast Solar must each appoint and maintain during the Term a “Relationship Manager” to manage this Agreement and to be responsible for the performance of each party under this Agreement. The initial Relationship Managers are those persons set out in Contract Information. Each party must notify the other party promptly in writing of any change to its Relationship Manager.

10.2	The Relationship Managers shall communicate as a minimum on a Quarterly basis (or at such other frequency as may be agreed between them) to discuss matters such as performance of the parties under this Agreement and opportunities for improvement. All Confidential Information disclosed, intentionally or otherwise, during any review will be subject to clauses 15.1 to 15.8 (inclusive).

11.	QUARTERLY REVIEW

11.1	Advisian and Vast Solar will review performance under this Agreement and the relevant Task Briefs on a Quarterly basis (or at such other frequency as may be agreed between them) and discuss any areas of improvement required.

12.	DELAY

12.1	If a party encounters events or circumstances beyond its reasonable control which will result or might be expected to result in a delay to the supply of the Services, the party must:

(a)	immediately give notice to the other party which states:

(i)	all relevant details of the nature of the cause and extent of the delay; and

(ii)	any steps which have been taken and further steps which are to be taken to mitigate or remedy the consequences of the delay;

(b)	take those further steps; and

(c)	otherwise comply with other party’s reasonable requests.

12.2	Where it appears that the supply of the Services will or may be delayed due to a failure of Advisian to perform its obligations under this Agreement:

(a)	the parties shall agree a new timeframe for delivery of the Services and the Task Brief will be amended accordingly; and

(b)	Advisian may be responsible for any additional costs and expenses which are reasonably incurred by, or any Claim or Liability suffered by, Vast Solar as a result of Advisian’s delay in providing or the material failure to provide the Services as and when required under the terms of this Agreement and for the avoidance of doubt, Advisian is not entitled to recover from Vast Solar or any of its Affiliates any additional costs it incurs (whether internally or externally) resulting from such delay.

12.3	Where it appears that the supply of the Services may be delayed due to a failure of Vast Solar to perform its obligations under this Agreement:

(a)	the parties shall agree a new timeframe for delivery of the Services and Task Brief will be amended accordingly; and

(b)	Vast Solar will be responsible for any third party additional costs and expenses which are reasonably incurred by, or any Claim or Liability suffered by, Advisian in relation to any additional work performed or expenses incurred by Advisian caused by such failure to perform.

12.4	Nothing in clause 10 prevents either party from exercising all other rights it has against the other in relation to the failure of that other to perform its obligations under this Agreement.

13.	TERMINATION OF THIS AGREEMENT

TERMINATION BY VAST SOLAR

13.1	Vast Solar may terminate this Agreement on 60 Business Days notice where Vast Solar has terminated two or more Task Briefs as a result of Advisian having failed to meet the terms of those Task Briefs.

13.2	Except to the extent provided in clause 22, Vast Solar will not be liable to Advisian or to any other person in any manner whatsoever (including for any cancellation, termination or other penalty fees for early termination of an agreement) as a consequence of Vast Solar terminating this Agreement pursuant to its rights under this Agreement, prior to the expiry of the Term.

TERMINATION BY ADVISIAN

13.3	Vast Solar has agreed to provide notice to commence the first Task Brief referred to in clause 2.7 within 6 months of the Commencement Date. Should Vast Solar be unable to meet this obligation the parties may acting reasonably agree to extend the period for a further 6 months. If the parties are unable to agree to extend the 6 month period then Advisian may elect to terminate this Agreement on the first anniversary of the Commencement Date where it provides written notice of termination to Vast Solar no later than 3 months before the first anniversary date.

13.4	At any time after the first year of the Term, Advisian may terminate this Agreement by providing Vast Solar with 60 Business Days written notice if:

(a)	during the first Year Charges applicable to any Task Briefs are less than $500,000; or

(b)	during the second Year Charges applicable to any Task Briefs are less than $200,000; or

(c)	during the third Year Charges applicable to any Task Briefs are less than $200,000; or

(d)	during the fourth Year Charges applicable to any Task Briefs are less than $350,000; or

(e)

during the fifth Year Charges applicable to any Task Briefs are less than $500,000; and

in respect of each Year referred to in (a) to (e) above where the Charges have not met or exceeded the required amount, the parties have reasonably agreed that there are no prospects of Charges applicable to current or future Task Briefs within the forthcoming Year making up the shortfall; or

(f)	a Suspension Notice issued in accordance with clause 3 has the effect of suspending the provision of the Services for a period of more than 3 months in for all Task Briefs which are current at the time the Suspension Notice was issued.

TERMINATION BY EITHER PARTY

13.5	A party (Terminating Party) may (in addition to any other provisions of this Agreement permitting termination) terminate this Agreement with immediate effect by giving written notice of termination to the other party (Other Party):

(a)	if the Other Party breaches any provision of this Agreement and fails to remedy the breach within 20 Business Days after receiving written notice requiring it to do so;

(b)	if the Other Party does not comply with a remedial action plan that was agreed in writing by the parties, within the timeframe set out in that remedial action plan;

(c)	if the Other Party breaches a provision of this Agreement (other than a breach which is trivial or administrative in nature and that will only have a transitory impact on the Terminating Party) where that breach is not capable of remedy;

(d)	in any case, does not provide the Terminating Party with appropriate monetary compensation for its failure to remedy or otherwise redress a breach of this Agreement (being payment of an amount that is reasonably satisfactory to the Terminating Party);

(e)	on the occurrence of any of the following:

(i)	the Other Party ceases to carry on business;

(ii)	an Insolvency Event occurs in respect of the Other Party;

(iii)	in the reasonable opinion of the Terminating Party, the Other Party, or any of its employees, agents, contractors, sub-contractors are involved in any fraudulent, dishonest or other serious misconduct (provided that such need not be proved in a court of law before this clause takes effect); or

(iv)	where the Terminating Party is Vast Solar and the Other Party is not a natural person, without the prior written consent of the Terminating Party there is a change in the identity of the person who Controls the Other Party from that which was in effect on the date of this Agreement.

PART FOUR

GENERAL LEGAL TERMS

14.	INTELLECTUAL PROPERTY MATERIAL AND MORAL RIGHTS

14.1	Each party hereby agrees that it has, and will have, no licence or other right to use the other party’s Intellectual Property, except as set out in this Agreement.

14.2	Unless otherwise agreed in writing by the parties and subject to clause 14.3, any improvements, developments or modifications to the:

(a)	Vast Solar Intellectual Property created by, or on behalf of, either party during the Term (including future copyright), will vest absolutely and automatically on creation in Vast Solar and to the extent created by Advisian, Advisian hereby assigns all such Intellectual Property to Vast Solar on and from creation; and

(b)	Advisian’s Background Intellectual Property created by, or on behalf of, either party during the Term (including future copyright), will vest absolutely and automatically on creation in Advisian and to the extent created by Vast Solar, Vast Solar hereby assigns all such Intellectual Property to Advisian on and from creation, and the parties agree to do all such things as are necessary, including the execution of documents, to give effect to this clause.

14.3	Unless otherwise agreed in writing by the parties, any Services IP (including future copyright) will vest in Vast Solar absolutely and automatically on creation and Advisian hereby assigns all such Intellectual Property to Vast Solar on and from creation. Advisian agrees to do all such things as are necessary, including the execution of documents, to effect the assignment of title in the Services IP to Vast Solar.

14.4	Advisian must, at any time on demand by Vast Solar, provide to Vast Solar all documents (including specifications), designs, plans, moulds, media, dies, tooling and other information, equipment and materials (including all copies) relating to Intellectual Property owned by or vested in Vast Solar under clause 14.2(a) or 14.3 (including any such information, equipment and/or materials held by third parties) or licensed to Vast Solar under clause 14.5.

14.5	Advisian will retain all rights, title and interest in any Advisian Background Intellectual Property provided that Advisian grants to Vast Solar a non-exclusive, worldwide, perpetual, royalty-free, sub-licensable, and transferable (such transfer to be solely in connection with relevant Services IP) licence to use Advisian’s Background Intellectual Property to the extent Vast Solar needs to use the Services IP for the purpose defined in Recital C. Advisian agrees to provide Vast Solar with copies of any such information (including all specifications), equipment and materials relating to Advisian’s Background Intellectual Property as Vast Solar may reasonably require from time to time.

14.6	Neither party shall knowingly do anything which may prejudice or infringe (except as is expressly permitted by this Agreement) the other party’s Intellectual Property.

14.7	Advisian warrants to Vast Solar that the supply of the Services (including where applicable the use of any associated goods, materials and products) by Advisian in accordance with this Agreement (including the Services IP created by Advisian and owned by Vast Solar under clause 14.3, or Advisian’s Background Intellectual Property licensed to Vast Solar under clause 14.5) will not infringe the Intellectual Property of a third party. Advisian indemnifies Vast Solar for any claim, expense, direct loss, damage or cost (including legal costs incurred in defending any such claim on a party and party basis) arising from a breach of this warranty.

14.8	Vast Solar warrants to Advisian that the use by Advisian in accordance with this Agreement of Vast Solar’s Intellectual Property (excluding any Intellectual Property created by Advisian) for the purposes of and to the extent strictly necessary for the supply of the Services in accordance with this Agreement will not infringe the Intellectual Property of a third party. Vast Solar indemnifies Advisian for any claim, expense, loss, damage or cost (including legal costs incurred in defending any such claim on a full indemnity basis) arising from a breach of this warranty.

14.9	Vast Solar grants Advisian a non-exclusive, non-transferable licence to use Vast Solar’s Intellectual Property and the Services IP until the End Date solely for the purpose of, and to the extent strictly necessary for, the supply of the Services in accordance with this Agreement. Advisian must ensure that each use of Vast Solar’s Intellectual Property is in a manner from time to time approved by Vast Solar (including any conditions attached to such consent).

14.10	The parties acknowledge and agree that all goodwill resulting from:

(a)	Advisian’s use of Vast Solar Intellectual Property or the Services IP will accrue solely for the benefit of Vast Solar; and

(b)	Vast Solar’s use of Advisian’s Background Intellectual Property will accrue solely for the benefit of Advisian.

14.11	For the avoidance of doubt, nothing in this Agreement is to be interpreted as restricting the ability of the parties to from time to time enter into a separate agreement in relation to any Intellectual Property connected with the supply of the Services, which will prevail to the extent of any conflict with the terms of this Agreement when it is made clear that this is the parties’ intention.

14.12	Advisian warrants that all employees, agents, sub-contractors or any other person involved in the supply of the Services, have, and during the Term will, provide irrevocable consents and waivers in relation to their Moral Rights to the fullest extent possible under the law of any applicable jurisdiction, sufficient to ensure Vast Solar’s unimpeded use of the Services IP in a manner which may otherwise infringe the Moral Rights of each such employee, agent, sub-contractor or other person involved in the supply of Services. Advisian indemnifies Vast Solar for any claim, expense, direct loss, damage or cost (including legal costs incurred in defending any such claim on a party and party indemnity basis) arising from a breach of this warranty.

15.	CONFIDENTIALITY

15.1	A party (“Receiving Party”) that holds Confidential Information of the other party (“Disclosing Party”) will hold and maintain all Confidential Information in strict confidence and as a trade secret of the other party.

15.2	The Receiving Party may not, without the Disclosing Party’s prior written consent:

(a)	use any Confidential Information of the Disclosing Party except to the extent necessary to perform its obligations and exercise of its rights under this Agreement;

(b)	disclose any Confidential Information of the Disclosing Party (or the fact of the existence of such Confidential Information) to any third party other than to personnel who have a need to know the information in order to perform the obligations of the Receiving Party under this Agreement, and then only to the extent of that need to know; or

(c)	reverse engineer or decompile (or in each case attempt to do so) any of the Confidential Information of the other Disclosing Party,

provided that the Receiving Party may, without such consent, disclose Confidential Information of the Disclosing Party to the extent required by Law, any relevant regulatory body, or the rules of any recognised stock exchange, provided that the Receiving Party notifies the Disclosing Party first (with as much notice as is possible in the circumstances) of the proposed form of the disclosure and reasons therefore.

15.3	The Receiving Party shall effect and maintain adequate security measures to safeguard the Confidential Information of the Disclosing Party from access or use by unauthorised persons and to keep the Confidential Information of the Disclosing Party under the Receiving Party’s control, such measures being at least to the same standard of care as used by the Receiving Party for its own Confidential Information.

15.4	The Receiving Party must ensure that any person to whom it is permitted to disclose, and does disclose any Confidential Information of the Disclosing Party (including any and all of its permitted personnel and independent contractors to whom disclosure is made) observes the requirements of confidentiality set out in this Agreement (as if those requirements applied to them). If any person referred to in this clause 15.4 to whom Confidential Information is disclosed does any act or omission which act or omission would constitute a breach of this Agreement if such act had been done or omission had been made by the Receiving Party, then the doing of such act or making of such omission by that person constitutes a breach of clause 15.4 by the Receiving Party.

15.5	The Receiving Party acknowledges that any disclosure or use of any Confidential Information in breach of this Agreement may cause the Disclosing Party irreparable harm and that monetary damages alone may be an inadequate remedy. The Receiving Party agrees that the Disclosing Party is entitled to seek equitable relief including injunction and specific performance, in addition to all other remedies available to the Disclosing Party at Law or in equity or under this Agreement.

15.6	In the absence of any express written agreement to the contrary between the parties, the Receiving Party’s obligations under this Agreement shall continue in full force and effect until the Confidential Information enters the public domain other than directly or indirectly through the Receiving Party’s default or the default of any of its permitted disclosees under this Agreement.

15.7	If requested at any time by the Disclosing Party, the Receiving Party must:

(a)	promptly return to the Disclosing Party all Confidential Information (including all copies thereof); and

(b)	destroy (and certify such destruction) all copies of and notes made in relation to such Confidential Information of the Disclosing Party provided that the Receiving Party is also thereby discharged from performing all of its obligations under this Agreement to the extent that such depended on possession of that Confidential Information.

15.8	Clause 15 survives termination or expiry of this Agreement for a period of five (5) years.

16.	WORK, HEALTH AND SAFETY

16.1	Without limiting clauses 8.1 and 8.7, Advisian shall comply with all of Vast Solar’s current work, health and safety requirements relating to Vast Solar’s Sites notified in writing to Advisian from time to time. Vast Solar shall notify Advisian of risks to work, health and safety arising from Vast Solar’s Sites which are reasonably foreseeable to Vast Solar and which may affect Advisian or Vast Solar arising out of or in any way connected with the activities of Vast Solar in connection with this Agreement, and Advisian shall have due regard to such risks in performing its obligations under this Agreement.

16.2	Without prejudice to its obligations under clause 16.1, Advisian must and must procure that its employees, representatives, agents, contractors, sub-contractors or other parties under its control:

(a)	on the request at any time of Vast Solar, submit to, and fully co-operate with, any safety vetting process required by Vast Solar and provide a written statement of Advisian’s own safety requirements;

(b)	notify Vast Solar immediately in the event of any incident involving employees, agents and representatives of Advisian occurring in the performance of this Agreement on Vast Solar’s Site where that incident causes any personal injury or damage to property which could give rise to personal injury;

(c)	assess all reasonably foreseeable risks to work, health and safety that may affect Vast Solar or any third party arising out of or in any way connected with the performance of this Agreement, and provide a copy of such assessment to Vast Solar on request, and promptly take all reasonable steps to eliminate or adequately control such risks and shall notify and co-operate with Vast Solar accordingly;

(d)	fully co-operate with Vast Solar and any other parties as necessary to ensure that all reasonably foreseeable risks to health and safety (including fire) connected with Vast Solar’s Sites are eliminated or adequately controlled;

(e)	take all practicable steps in a reasonable and timely fashion to ensure that no act or omission is a breach of any duty or obligation of Advisian under any applicable Work, Health & Safety Legislation or any safety requirements as may prudently be required by Vast Solar;

(f)	ensure that all its officers, employees, agents, contractors, sub-contractors and representatives associated with supply of the Services are adequately trained and supervised in the safe use of all machinery, tools, processes, substances, protective clothing and other equipment, which are or may be required to be used in relation to supply of the Services; and

(g)	take out and maintain in place with a reputable insurer all relevant and required insurance cover (under Schedule Four) with respect to work, health and safety that extends to all its officers, employees, agents, contractors, sub-contractors and representatives in the supply of the Services, including at Vast Solar’s Sites.

17.	WARRANTIES

17.1	Each party warrants to the other and, Vast Solar warrants to Advisian in respect of each Affiliate (whilst it is subject to clause 2.10) that:

(a)	it is validly existing and in good standing; and

(b)	it has full authority and all necessary consents to enter into and perform this Agreement (in the case of such Affiliates, whilst and to the extent bound by this Agreement).

17.2	Without limiting clause 8, Advisian warrants that it has (and will throughout the Term have) the necessary experience, skills, knowledge, competence and qualifications and has an appropriate level of staff, including Specified Personnel, with such experience, skills, knowledge, competence and qualifications to perform the Services

18.	INDEMNITY

18.1	A Party (the “Indemnifying Party”) agrees to indemnify the other Party (the “Indemnified Party”) from and against all claims, demands, actions, costs, liabilities, expenses, damages and proceedings (including reasonable legal and other associated costs of defending or settling any of the above) in respect of:

(a)	loss of or damage to property belonging to either the Indemnified Party and/or a third party; or

(b)	personal injury (including death) to any third person,

arising directly from any negligent act or omission, violation of law or breach of this Agreement by the Indemnifying Party. For the avoidance of doubt, the limit of liability in clause 19 does not apply to any cause of action arising under this clause.

18.2	Subject to clause 19.1, without limiting any other indemnity under this Agreement, Advisian must indemnify Vast Solar, its employees, agents, officers, representatives, contractors and its Affiliates their employees, agents, officers, representatives, contractors and sub-contractors (each an “VS Indemnified Party”) against all Liabilities and Claims (including legal expense) which an Indemnified Party incurs directly as a result of or arising out of any of the following:

(a)	any material breach of this Agreement by Advisian, including any intentional failure to supply the Services in accordance with this Agreement or a delay in the performance of the Services;

(b)	any warranty given by Advisian under this Agreement being incorrect or misleading in any way;

(c)	any breach of Law by Advisian or its officers, employees, contractors, sub-contractors directly associated with the supply of the Services;

(d)	any gross negligent or other wrongful act, error or omission of Advisian or any of its employees, contractors or sub-contractors, or a Advisian Affiliate or their employees, agents, officers, contractors or sub-contractors or of any other person for whose negligent actions or omissions Advisian is vicariously liable in the course of or related to the performance of, or material failure to perform, any obligations of Advisian under this Agreement; or

(e)	any fraud, dishonesty, or wilful misconduct of Advisian or any of its employees, agents, contractors or of any other person for whose negligent actions or omissions Advisian is vicariously liable,

and, for the avoidance of doubt, clause 18.1 shall apply, without limitation, to any claims against any VS Indemnified Party arising as a result of damage to a third party’s property or injury to or death of any third person as a result of Advisian’s negligence, or the negligence of an Affiliate in the course of or related to the performance of (including any failure to perform) any of its obligations under this Agreement.

18.3	The liability of Advisian to indemnify an VS Indemnified Party under clause 18.1 will be reduced proportionately to the extent the Liability or Claim suffered or incurred by the VS Indemnified Party results directly from the negligence of that VS Indemnified Party.

18.4	If any indemnity payment is made or required to be made by Advisian under clause 17 or elsewhere under this Agreement, Advisian must also pay to Vast Solar an additional amount equal to:

(a)	any costs or penalties imposed by any third party (including any governmental or regulatory authority) associated with event giving rise to the indemnity; and

(b)	otherwise gross up the amount of the payment (including any amount referred to in clause 18.4(a) to take account of any tax which is or would be payable by the recipient in respect of that indemnity payment and any gross up such that the deduction of appropriate tax the recipient receives the amount of the indemnity plus any amount referred to in clause 18.4(a).

18.5	Vast Solar holds the benefit of clause 17 on trust for each VS Indemnified Party other than Vast Solar.

18.6	Each party shall take all reasonable steps to avoid or mitigate any loss or liability which might give rise to a claim under or in connection with this Agreement.

19.	LIMITATION OF LIABILITY

19.1	The maximum aggregated liability of Advisian to Vast Solar and each of its Affiliates in respect of any single Claim, or Liability arising out of or in connection with this Agreement or otherwise, whether arising in contract (including but not limited to the indemnities, warranties and implied warranties), in tort (including but not limited to negligence), in equity, by operation of statute or otherwise is limited to, and will be limited to five times the total amount invoiced under the relevant Task Briefs giving rise to the Claim or Liability but shall not exceed an amount of $5,000,000 for Services supplied under this Agreement..

19.2	Despite any other provision of this Agreement and to the maximum extent permitted by law, neither party to this Agreement or any other person whilst bound by this Agreement including by way of indemnity will bear any Liability to the other party or to any person whilst entitled to benefit under this Agreement including by way of indemnity for any Consequential Loss howsoever arising (including in negligence, contract, statute, equity or for breach of any statutory duty).

20.	INSURANCE

20.1	Advisian must effect and maintain for the duration of this Agreement, at Advisian’s own cost and expense, the insurances specified in Schedule Four.

20.2	The insurance required to be obtained pursuant to clause 20.1 must:

(a)	in the case of professional indemnity insurance, be maintained at all times until the expiry of seven years following the End Date;

(b)	in the case of all other insurance, be maintained at all times during the Term;

(c)	be taken out on terms and conditions which are satisfactory to Vast Solar (acting reasonably); and

(d)	be taken out with one or more insurers that are satisfactory to Vast Solar but that must not be an unauthorised foreign insurer.

20.3	Advisian must provide Vast Solar with a certificate of currency in respect of each policy of insurance that Advisian has effected in order to comply with the requirements of clause 20.1, including at each of the following times:

(a)	prior to the Commencement Date;

(b)	on the renewal or alteration of any policy of insurance; and

(c)	at such other times as reasonably requested by Vast Solar.

20.4	Where specified in Schedule Four, the insurance policies required to be obtained by Advisian pursuant to clause 20.1 must be effected in the joint names of Vast Solar and Advisian. In respect of all policies of insurance required to be effected in joint names, Advisian must ensure that the policy of insurance:

(a)	provides that all insuring agreements and endorsements operate in the same manner as if there were a separate policy of insurance covering each party comprising the insured;

(b)	provides that the insurer waives all rights, remedies or relief to which it might become entitled by subrogation against any of the parties comprising the insured; and

(c)	contains a non-imputation clause providing that any non-disclosure or misrepresentation (whether fraudulent or otherwise), any breach of term or condition of the policy, or any fraud or other act, omission or default by one insured does not affect another insured provided that the said acts or omissions were not made with the connivance of that other insured.

20.5	Advisian must comply with all Laws concerning the statutory insurance cover for liabilities in relation to employees, contractors and suppliers.

20.6	Advisian acknowledges that the taking out of insurance by it shall not in any way limit or exclude its obligations to indemnify Vast Solar under this Agreement.

21.	DISPUTE RESOLUTION

21.1	A party must not start court proceedings unless it has complied with clause 21 except that nothing in this clause 21.1 will prejudice the right of a party to seek injunctive or urgent declaratory relief in respect of any matter arising in connection with this Agreement or its subject matter.

21.2	A party must, as soon as reasonably practicable, give the other party notice (Dispute Notice) of any dispute, difference or question and details of that dispute, difference of question arising in respect of, or in connection with, this Agreement (including the validity, breach or termination of it) or its subject matter (Dispute).

21.3	The Relationship Managers must meet to discuss and attempt to resolve the Dispute within ten Business Days of receipt of a Dispute Notice. If the Relationship Managers cannot resolve the Dispute within those ten Business Days, each party must refer the Dispute to its chief executive officer within the relevant country, or person of equivalent seniority, who must then attempt to resolve the dispute with a further period of ten Business Days.

21.4	If the parties cannot resolve the Dispute as contemplated by clause 21.3, either party may take legal action, including the commencement of court proceedings, as is deemed appropriate or necessary to resolve or determine the Dispute in accordance with this Agreement or at law.

21.5	If a party breaches the procedure in clauses 21.1 to 21.3 in relation to a Dispute, the other party need not comply with those clauses in relation to a Dispute.

21.6	The parties must continue to perform their respective obligations under this Agreement, pending the resolution of a Dispute.

21.7	The dispute resolution procedure in this clause 21 does not affect a party’s right to terminate this Agreement in accordance with its terms.

21.8	Each party must bear its own costs of complying with clause 21.

21.9	All information exchanged whilst trying to resolve a Dispute is without prejudice to either party’s rights or position and remains subject to clause 15 as applicable.

22.	AFTER TERMINATION

22.1	On permitted termination or expiration of this Agreement:

(a)	Vast Solar is only liable to pay Advisian:

(i)	any outstanding tax invoices delivered in accordance with this Agreement;

(ii)	for its actual disbursements permitted under this Agreement where Vast Solar has received prior written notice of the amounts and has agreed in writing to accept responsibility for the payment of those disbursements; and

(iii)	for all work in progress (being work completed in accordance with this Agreement but not billed) as at the date of termination or expiration of this Agreement, provided that such work has been performed in accordance with the terms and conditions of this Agreement (if applicable) and on a pro rata basis to the proportion of the Service that has been supplied;

(b)	subject to clause 14.5, Vast Solar’s right to use each Service ceases;

(c)	the licence granted under clause 14.9 immediately terminates;

(d)	subject to clause 14.5, each party must cease using the Intellectual Property and Confidential Information of the other party; and

(e)	each party will promptly deliver to the other party or, at the other party’s option, destroy and certify destruction of, all of the other party’s Intellectual Property or Confidential Information.

22.2	Following permitted termination or expiration of this Agreement, Advisian (at its cost) will provide Vast Solar all assistance reasonably requested by Vast Solar for a transitional period of three months after the End Date (or such other transitional period as the parties may agree) to enable the orderly transfer of the supply of all or any of the Services to any third party or parties selected by Vast Solar.

22.3	Permitted termination or expiration of this Agreement shall not affect any rights or remedies each party may have accrued before the date of termination or expiration, and for the purposes of this clause 22.3, "accrued" shall include matters arising prior to termination or expiration but not discovered until after termination or expiration.

22.4	The provisions of clauses 14, 15, 18.1, 20.1 and 22 survive termination or expiration of this Agreement for any reason.

23.	GST

23.1	Terms used in clause 23 have the meanings given to them in the A New Tax system (Goods and Services Tax) Act 1999 (as amended from time to time) (GST Act).

23.2	Unless otherwise expressly stated, all prices or other sums payable or consideration to be provided under or in accordance with this Agreement are exclusive of GST.

23.3	If GST is imposed on any supply of Services made by Advisian to Vast Solar under or in accordance with this Agreement, unless the consideration for that supply is specifically described in this Agreement as ‘GST inclusive’, Vast Solar must pay to Advisian an additional amount equal to the GST payable on or for the taxable supply (GST Amount). Subject to Vast Solar receiving a tax invoice in respect of the supply before the time of payment and in accordance with the terms of this Agreement, payment of the GST Amount will be made at the same time as payment for the taxable supply is required to be made in accordance with this Agreement.

23.4	If this Agreement requires a party to pay for, reimburse or contribute to any expense, loss or outgoing (reimbursable expense) suffered or incurred by another party, the amount required to be paid, reimbursed or contributed by the first party will be the amount of the reimbursable expense net of input tax credits (if any) to which the other party is entitled in respect of the reimbursable expense plus any GST payable by the other party.

24.	NOTICES

24.1	Every notice, demand, certification, process or other communication given under, or in connection with, this Agreement must be in writing in English and may be given by an agent of the sender.

24.2	In addition to any other lawful means, a communication may be given by being:

(a)	left at the party’s current address for notices provided a written receipt acknowledging acceptance is received;

(b)	e-mailed to the email address last notified by the addressee, provided the notice is not given under clauses 21 or 13; or

(c)	personally delivered to a party’s then current Relationship Manager.

24.3	A communication is given:

(a)	if posted within five Business Days after posting;

(b)	if posted in any other case, fifteen Business Days after posting; or

(c)	if sent by email or when the email provider produces a report that the email was sent in full to the addressee. That report is conclusive evidence that the addressee received the email in full at the time indicated on that report.

24.4	If a communication is given:

(a)	after 5.00pm in the place or receipt; or

(b)	on a day which is not a Business Day in the place of receipt,

it is taken as having been given on the next Business Day.

25.	ASSIGNMENT

25.1	Advisian must not assign or novate or attempt to assign or novate or otherwise deal with any right or obligation arising out of this Agreement without obtaining the prior written consent of Vast Solar. Vast Solar may assign, attempt to assign or otherwise transfer or subcontract any of its rights and obligations under this Agreement by notice to Advisian, and Advisian agrees to do all things necessary including executing any documents to give effect to such assignment, transfer or subcontract.

25.2	Any of the following will be deemed to be an assignment requiring the consent of Vast Solar under clause 25.1:

(a)	a change in Control of Advisian, where Advisian or its ultimate parent is not listed on a recognised stock exchange;

(b)	where a Advisian or its ultimate parent is listed on a recognised stock exchange, any change in the direct or indirect beneficial ownership or control of any shares in Advisian or its ultimate parent that results in a person holding 10% or more of the issued share capital of Advisian or its ultimate parent (where less than 10% were held prior to the change) or increasing the percentage of shares it holds in Advisian or its ultimate parent (where it held 10% or more prior to the change); or

(c)	the disposal by Advisian of the whole or part of its assets, operations or business (where the disposed assets, operations or business are required to enable Advisian to perform its obligations under this Agreement).

26.	SUB-CONTRACTING

26.1	Advisian must not sub-contract to any third person any or all of its obligations under this Agreement without the prior written consent of Vast Solar which consent may be withheld by Vast Solar in its absolute discretion or given by Vast Solar subject to any conditions it determines in its sole and absolute discretion.

26.2	Advisian must ensure that any sub-contractor engaged by it complies with all obligations imposed on Advisian by this Agreement. Advisian will not, as a result of any sub-contracting arrangement, be relieved from the performance of any obligation under this Agreement and will be liable for all acts and omissions of any sub-contractor as though they were the actions or omissions of Advisian.

27.	GENERAL

GOVERNING LAW AND JURISDICTION

27.1	This Agreement shall be governed by and interpreted in accordance with the laws of the Jurisdiction. Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of the Jurisdiction.

RELATIONSHIP OF PARTIES

27.2	Nothing in this Agreement shall create, constitute or evidence any partnership, joint venture, agency, trust, employer/employee relationship or agency, or fiduciary relationship between the parties and a party may not make, or allow to be made, any representation that any such relationship exists between the parties. A party shall not have the authority to act for, or to incur any obligation on behalf of, any other party, except as expressly provided for in this Agreement.

WAIVER AND EXERCISE OF RIGHTS

27.3	A party does not waive a right, power or remedy if it fails to exercise or enforce, grants any forbearance or indulgence, or delays in exercising or enforcing any right, power, remedy or privilege under this Agreement.

27.4	A single or partial exercise or waiver by a party of a right, power or remedy relating to this Agreement does not prevent any other or further exercise of that right, power, remedy or privilege or any other right, power, remedy or privilege under this Agreement.

27.5	A waiver of a right, power, remedy or privilege must be in writing and signed by the party giving the waiver.

27.6	A party is not liable for any Liability of any other party caused or contributed to by the waiver, exercise, attempted exercise, failure to exercise or delay in the exercise of a right, power or remedy.

SEVERABILITY

27.7	Each clause of this Agreement and each part of each clause must be read as a separate and severable provision. If any provision of this Agreement is held to be invalid, illegal or unenforceable, it must be read-down if possible, so as to be valid and enforceable, and if that is not possible, to the extent that it is capable, it must be severed to the extent of the invalidity or unenforceability and the remainder of this Agreement shall remain in full force and effect and not be affected by such severance provided that the overall effect of all such severances does not affect the commercial efficacy of this Agreement.

VARIATIONS

27.8	Any modification to or variation of this Agreement must be in writing and signed by the parties. No terms and conditions contained on any tax invoice, delivery docket, service description or other document provided by Advisian to Vast Solar will have any effect except to the extent that Vast Solar expressly agrees in writing to amend this Agreement to incorporate those terms or conditions.

COUNTERPARTS

27.9	This Agreement may be executed in any number of counterparts (including facsimile copies) and provided that every party has executed a counterpart, the counterparts together shall constitute a binding and enforceable agreement between the parties.

RIGHTS CUMULATIVE

27.10	Except as expressly stated otherwise in this Agreement, the rights and remedies of a party under this Agreement are cumulative and the pursuit or exercise of a particular right or remedy is in addition to any other rights and remedies of that party under this Agreement or otherwise.

CONSENTS

27.11	Except as expressly stated otherwise in this Agreement, a party may conditionally or unconditionally give or withhold any consent to be given under this Agreement and such consent will not be unreasonably withheld or delayed.

LEGAL COSTS

27.12	Except as expressly stated otherwise in this Agreement, each party must pay its own legal and other costs and expenses of negotiating, preparing, executing and performing its obligations under this Agreement. Advisian agrees to pay all duties in respect of the execution, delivery and performance of this Agreement.

ENTIRE UNDERSTANDING

27.13	This Agreement contains the entire agreement between the parties as to the subject matter of this Agreement and all earlier negotiations, representations, warranties, understandings and agreements, whether oral or written, between the parties relating to the subject matter of this Agreement are merged in and superseded by this Agreement.

28.	DEFINITIONS

28.1	In this Agreement, unless the context otherwise requires:

“Advisian” means the entity described on the front page of this Agreement and includes any of Advisian’s Affiliates and Related Body Corporate which entity may be identified on an individual Task Brief.

“Advisian’s Background Intellectual Property” means the pre-existing Intellectual Property, (including know-how, methodologies and trade secrets) of Advisian (if any) that has not been created specifically for or as a result of the supply of the Services.

“Affiliate” means:

(a)	any person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control (having regard to another person). A person shall be deemed to control another person for the purposes of this definition if the first person possesses, directly or indirectly, the power to appoint a majority of the directors of the second person, or to otherwise direct or cause the direction of the management, policies or powers of the second person, whether through the ownership of voting securities, by appointment of directors, by contract or otherwise; and

(b)	any entity in which Vast Solar or Advisian (as applicable) holds at least 50% of the security or equity interests of that entity.

“Agreement” means this document and its Schedules.

“Business Day” means a day other than a Saturday, Sunday, bank holiday or public holiday on which registered banks are open for business in the Capital City of the Jurisdiction.

“Claim” means any claim, notice, demand, action, proceeding, litigation, investigation or judgment whether based in contract, tort, statute or otherwise.

“Codes of Conduct” means Vast Solar’s codes of conduct which relate to the operation of Vast Solar’s business which have from time to time been provided to Advisian.

“Codes of Practice” means the codes of practice and/or standards of excellence (if any) specified in a Task Brief in accordance with clause 7.1 (j).

“Commencement Date” means the date set out in Contract Information.

“Confidential Information” means all technical, scientific, commercial, financial or other information which is disclosed, made available, communicated or delivered to, or acquired or received by, a Receiving Party from a Disclosing Party under or in connection with this Agreement except information which:

(a)	is or becomes general public knowledge other than as a result of a breach of this Agreement or any other obligation of confidentiality owed to the Disclosing Party;

(b)	the Receiving Party is able to conclusively prove was known to it prior to the date of this Agreement (other than by reason of it having been acquired directly or indirectly from a third party under an obligation of confidence to the Disclosing Party in relation to that information); or

(c)	was or is independently developed by the Receiving Party without reference to any information acquired or received by the Receiving Party from the Disclosing Party or directly or indirectly from any third party under an obligation of confidence to the Disclosing Party.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through ownership of voting securities, by contract or otherwise.

“Consequential Loss” means any indirect or consequential within the meaning of the common law or which results from a supervening event or which is by way of loss of goodwill or credit, loss of business reputation, loss of profit or anticipated profit, loss of revenue, loss of contracts, loss arising from business interruption or liability in connection with pollution or contamination, future reputation or publicity, damage to credit rating, loss or denial of opportunity or which is suffered by a party to this Agreement as a result of a Claim on it by a third party (including third party Claims for personal injury or damage to property).

“CSP” means concentrating solar thermal power.

“CSP Industry” means the CSP industry including all adjacent applications and industries in which CSP technology is readily applicable, for example activities in desalination and process heat.

“Disclosing Party” has the meaning given to it in clause 15.1.

“End Date” means the first to occur of the date of termination of this Agreement in accordance with its terms or as otherwise permitted by Law and the last day of the Term.

“GST Act” means the legislation specified in clause 23.1.

“Indemnified Party” has the meaning given to that term in clause 18.1.

“Insolvency Event” means with respect to any party that is not a natural person:

(a)	that party has an agent in possession, mortgagee in possession, administrator or receiver and/or manager or similar insolvency official appointed to the whole or any substantial part of its assets;

(b)	any order is made or resolution is passed for the winding up or dissolution of that party;

(c)	that party is unable to pay any debt as and when that debt falls due;

(A)	that party makes and assignment or compromise for the benefit of any of its creditors;

(B)	that party ceases, or threatens to cease, to carry on business; or

(C)	that party disposes of the whole or a substantial part of its assets or undertakings; and

(ii)	with respect to a party that is a natural person, that person:

(A)	becomes bankrupt;

(B)	has been filed or served with a petition in bankruptcy or bankruptcy notice;

(C)	makes any arrangement or composition with that person’s creditors; or

(D)	is found guilty of a serious criminal offence including any offence involving fraud or dishonesty.

“Intellectual Property” means all intellectual property rights, including but not limited to, the following rights:

(a)	patents, copyright, rights in circuit layouts, designs, trade and service marks (including goodwill in those marks), domain names and trade names and know-how, trade secret or any right to have confidential information kept confidential;

(b)	any application or right to apply for registration of any of the rights referred to in paragraph (a); and

(c)	all rights of a similar nature to any of the rights in paragraphs (a) and (b) which may subsist anywhere in the world,

whether or not such rights are registered or capable of being registered.

“Jurisdiction” means the applicable laws of the State of New South Wales, Commonwealth of Australia.

“KPI” means any key performance indicator that is specified in a Task Brief for the purpose of measuring the performance of Advisian.

“Laws” means the laws in force in the relevant state or territory within which the Services or any part of the Services is being carried out, including, common or customary law, equity, judgment, legislation, orders, regulations, statutes, by-law, ordinances or any other legislative or regulatory measure and includes any certificates, licences, consents, permits, approvals and requirements of organisations having jurisdiction in connection with the performance of the Services and any amendment, modification or re-enactment of any of them.

“Liabilities” includes liabilities (whether actual, contingent or prospective), direct losses, damages, actions, costs, reasonable expenses, charges, fees (including legal costs on a party and party basis).

“Moral Rights” means, in relation to a Work, the moral rights of an author as defined in the Copyright Act 1968 (Cth).

“Projects” means any project developed by Vast Solar and/or its Affiliates and/or a third-party licenced to develop Vast Solar projects that use Vast Solar’s CSP technology, systems, related technology or services in which sodium is used as an element of the thermal energy transfer or storage system.

“Quarter” means each period of three months ending 31 March, 30 June, 30 September and 31 December during the Term and includes:

(a)	the period from the Commencement Date until the next such occurring date; and

(b)	the period from the day after the last such occurring date prior to the End Date to the End Date.

“Receiving Party” has the meaning given to that term in clause 15.1.

“Related Body Corporate” has the meaning given in the Corporations Act.

“Relationship Manager” means a person whilst appointed under clause 10.

“Task Brief Termination Notice Period” means any period expressed as such in Contract Information.

“Services” means:

(a)	the services set out in Contract Information;

(b)	any new, additional or varied services agreed by the parties; and

(c)	any related services, functions and responsibilities not specifically described in this Agreement required for the proper performance and supply of these services together with all related goods, materials or products required to provide such services and any reference to the “supply” of Services is deemed to include the provision or supply of such Services together with all related goods, materials or products required to provide such Services.

“Services IP” means any Intellectual Property that is created by or on behalf of Advisian specifically in relation to or for the purpose of the supply of the Services.

“Specified Personnel” means Advisian’s personnel engaged in providing the Services in connection with a Task Brief.

“Specification” means the specification for the Services set out in a Task Brief, as amended by agreement in writing between the parties from time to time.

“Task Brief” means an order placed by Vast Solar with Advisian for the supply of Services in accordance with clauses 2.2 to 2.6.

“Vast Solar Intellectual Property” means the Intellectual Property of Vast Solar including, but not limited to, the Specification, Vast Solar Material and Vast Solar Trade Marks (if any), and any Intellectual Property of Vast Solar whether created pursuant to or before the date of this Agreement.

“Vast Solar Material” means any materials, including all goods, printed material, electronic material, notices, artwork, drawings and graphics (in any form), trade dress, catch phrases, disclosure documents, advertising and promotional materials and documents supplied by Vast Solar to Advisian for use in relation to the Services (if any).

“Vast Solar Sites” means those sites set out in Schedule Three as amended by Vast Solar by notice to Advisian.

“Work, Health & Safety Legislation” includes the Work Health and Safety Act 2011 and the Work Health and Safety Regulation 2017 and/or such other legislation that applies in the Jurisdiction to regulate safety and health in a workplace.

“Work” means any material that is created by Advisian or by any employee, agent or sub-supplier that Advisian engages to perform the Services.

“Year” means a period of 12 consecutive months commencing on the Commencement Date.

28.2	Defined terms used on the front page of this Agreement, in Contract Information and in all Parts of this Agreement including any Schedules have the same meaning.

29.	INTERPRETATION

29.1	In this Agreement, unless the context otherwise requires:

(a)	the singular in all cases includes the plural and vice versa;

(b)	any gender includes the other genders;

(c)	references to clauses or Schedules are references to clauses in, or Schedules to, this Agreement;

(d)	the meaning of general words is not limited by specific examples introduced by including, for example or similar expressions;

(e)	a reference to a person includes a partnership, joint venture, unincorporated association, company, other corporations and a government or statutory body or authority;

(f)	a reference to time is to time;

(g)	no rule of construction will apply to a clause to the disadvantage of a party merely because that party put forward the clause or would otherwise benefit from it;

(h)	a reference to AUD, A$, $A, dollar or $ is to Australian currency;

(i)	where words or expressions are defined, other parts of speech and grammatical forms of that word or expression have corresponding meanings;

(j)	the headings to the clauses of this Agreement are for convenience of reference only and shall not in any way affect the construction or interpretation of this Agreement;

(k)	a reference to a party is to a party to this Agreement and includes the party’s executor, administrator, permitted successor or permitted assign; and

(l)	references to any statute or regulation are to statutes and regulations unless the context otherwise requires and shall, with all necessary modifications, apply to any amendment or re-enactment and subordinate legislation under it.

Schedule One

CHARGES

1.	Charges: Unless agreed otherwise, the charges payable for the Services shall comprise the hours worked multiplied by the Personnel Rates set out below which:

(a)	are fixed for the Term, subject to the Annual Review Process detailed below;

(b)	are exclusive of GST (unless otherwise expressly stated);

(c)	include all charges and costs payable for the delivery of the Services under the terms of this Agreement;

(d)	include all other costs (including the supply of materials used in or incidental to the supply of the Services), taxes, duties, or other imposts, whether retroactive or not, levied on the Services and arising in or elsewhere on the supply of the Services supplied to Vast Solar.

2.	Personnel Rates: as per the following schedules

3.	The following provisions apply to the Personnel Rates:

1.	Personnel will be assigned to the portfolio of projects using the Worley Personnel Authorisation Approval Form (PAAF) and Process, as adapted for this MSCA. The PAAF shall define the Personnel Category and thus the Rate of payment and other details of the assignment.

2.	Work shall be reimbursed on an hourly-rate basis. The hourly-rates in Schedule One Tables 1, 2 and 3 apply to nationals from Spain, Australia and United States of America respectively and Table 4 applies to the Board Strategic Advisory position:

a.	The hourly-rates apply for those nationals working in their home country - that is country of employment - and for periods of time in other countries; except,

b.	Where, or if, personnel relocate from their home office for an extended term or as otherwise that requires their employment to be altered. Specific rates will be agreed for these cases.

3.	The Spanish hourly-rates apply to the expected high utilisation workload of a team engaged for Basic Engineering and subsequent FEED and Owner’s Engineering and Detail Design phases.

4.	The Australian hourly-rates apply to each of part-time (standard) and full-time utilisation.

a.	Australian standard-rates are for all hours; except,

b.	Australian full-time hour-rates are for all hours by personnel assigned to the project full-time for a minimum tenure of three-months. Note for the purposes of internal administration - particularly revenue recognition - personnel should be assigned in advance to the Australian full-time rates. The PAAF process applies. Where personnel are assigned under full-time rates and subsequently do not meet the utilisation criteria their rate shall automatically and retrospectively revert to the Australian standard hourly-rate.

5.	The American hourly-rates are for all hours.

6.	The Board Strategic Advisory hourly-rates are for all hours.

7.	Personnel nominations for each rate Category are as of the date of execution of the MSCA. Both are subject to change as personnel develop and grow and as new personnel enter the business and portfolio of project. These changes shall be agreed in advance using the PAAF process.

8.	The exchange rates below shall be used to set the exchange baseline for Spanish and American hourly-rates to Australian dollars. The exchange rate shall be adjusted half- yearly on the last day of each half for the succeeding half-yearly period.

a.	Base Exchange rate baselines:

i.	1EUR= 1.68164AUD

ii.	1USD=1.50981AUD

b.	Example exchange rate adjustment

PERIOD	EXCHANGE RATE ADJUSTMENT DATES Clause 8	RATE INCREMENT ADJUSTMENT DATES Clause 9
Base date	2020-02-20	20 February 2020
2020 H2	1 July 2020	1 July 2020
2021 H1	1 January 2021	Not applicable
2021 H2	1 July 2021	1 July 2021
2022 H1	1 January 2022	Not applicable

c.	Exchange rate source xe.com.

d.	The rates and categories shall be controlled via a master MS Excel spreadsheet that shall be updated by Advisian and reside with Vast Solar.

9.	The rates are subject to yearly increment with an anniversary on 1 July. The increment shall be the Australian Bureau of Statistics Table 24 Index 6923 Engineering design and engineering consultancy services.

10.	The following mark-up will apply to expenses for all administrative cost and profit:

a.	Travel expenses will be at cost-plus 5%;

b.	Other expenses will be at cost-plus 8%;

c.	Subcontractors will be at cost-plus 12%.

11.	Travel will follow the Worley (Advisian) travel policy. International or travel over 5-hours duration shall be as a minimum in Premium Economy.

12.	Advisian standard practice is to charge a standard day of eight hours only, notwithstanding that an effort of greater than eight hours may be expended.

a.	Where team members are required to expend effort more than a standard day over a continued period, and Advisian deem those team members shall be reasonably compensated, the actual time shall be billable and payable to the team member.

b.	Whilst this practice is at the sole discretion of Advisian, Vast Solar shall be consulted and consent to overtime hours being worked as billable hours.

4.	Charge Review Procedures: Vast Solar will have the right to conduct enquiries of the market to ensure the Personnel Rates remain competitive.

Schedule One Table 1: Spanish hourly-rates
CATEGORY	YEARS OF EXPERIENCE (nominal)	SPANNISH HOURLY RATE [AUD]	NOT USED	PERSONNEL
Principal Consultant		AUD [***]		GILEIN
Project Director		AUD [***]		RUBEN ROMAN/JAVIER GARCIA/DIEGO
Senior Project Manager		AUD [***]		JESUS/ESTER
Technical Specialist		AUD [***]		BERNARDO/JOSE MARIA (CHEMA)
Project Manager		AUD [***]		MARCO ANTONIO/CLARA GONZALO/ANTONIOCEREZO/IGNACIO MATIAS/ANTONIO VALENTIN/MARTIN MOLONEY
Senior Engineer 2		AUD [***]		GIUSEPPE/GIOVANNY/MANUEL GONZALEZ/CRISTINA/BLANCA/ANGELES/PATRICIA/RAUL/JAVIER DONADIOS/ROSARIO/AURORA RODRIGUEZ
Senior Consultant		AUD [***]		JONAY/GONZALO
Project Lead		AUD [***]		JONATHAN/PABLO MAS/NICOLAS/HECTOR/JUAN MARTIN
Senior Engineer 1		AUD [***]		JUAN SEBASTIAN/ANTONIO CASTILLO/RANSES GONZALEZ/JUAN MANUEL VAZQUEZ/ALVARO RIVERO/RODRIGO/ESMERALDA/MARCOS PORRAS/FRIKKIE/MANUEL RODRIGUEZ/MARIA TERESA/DANIEL GONZALEZ/RAUL LANTI/JAVIER IGLESIAS
Quality Specialist		AUD [***]		EIRK STOEN
Engineer 2		AUD [***]		CALUM/SAHOO
Engineer		AUD [***]		PABLO OCAMPO/RUBEN FERNANDEZ/DANIEL PLAZA/MARINA RUBIO/DANIEL SEGURA
Consultant		AUD [***]		RAZEEN
Junior Engineer		AUD [***]		CARLOS PAYER/RODRIGO DE BLAS/SAM GORDON/SARA VENTAS/ANDREA LAMEIRO
Graduate Engineer		AUD [***]
Construction Manager		AUD [***]
Senior Project Controller		AUD [***]		ANA TEJEDA
Document Controller		AUD [***]		zuriÑe/maria/estela
Designer		AUD [***]		DAVID INDIANO

Table 2: Australian standard rates
CATEGORY	YEARS OF EXPERIENCE (nominal)	AUSTRALIAN STANDARD HOURLY- RATE [AUD]	AUSTRALIAN FULL- TIME HOURLY-RATE [AUD]	PERSONNEL
SME / Specialist Consultant	20+ Years	AUD [***]	AUD [***]	Bill Glyde, Frank Sutton, Donald Naude, David Rylah, Peter Israel, Paul Ebert
Principal Engineer / Principal Consultant	15+ Years	AUD [***]	AUD [***]	Bruce Miller, Terry Madden, William Lambert
Project Director	20+ Years	AUD [***]	AUD [***]	Craig Marshall
Lead Engineer / Lead Consultant	12+ Years	AUD [***]	AUD [***]	Charles Biasizzo, Frank Flinders, Peter Cramp
Senior Engineer II	9+ Years	AUD [***]	AUD [***]	Vladimir Nemec, Tim Jones, Geoffrey Robertson
Senior Engineer I	6 + Years	AUD [***]	AUD [***]	Tim Butcher, Steven Cowgill, Stephen Nicholson
Engineer II	3 + Years	AUD [***]	AUD [***]	Alison Washusen, Neil Arnott, Philllip Hughes
Engineer I	1 + Years	AUD [***]	AUD [***]	Muditha Karunathilake, Vishnu Mohanan, Chris Grantham, Syeda Sultana
Graduate Engineer/Consultant	< 1 Year	AUD [***]	AUD [***]	Jack Bryant, Shaun Vagne, Brittany Donald, Alex Benbow, Tony Bitar
Senior Cost Controller	6 + Years	AUD [***]	AUD [***]	Wendy Teklenberg
Cost Controller	1 + Years	AUD [***]	AUD [***]	Christopher Grantham

Table 3: American hourly-rates
CATEGORY	YEARS OF EXPERIENCE (nominal)	AMERICAN HOURLYRATE [AUD]	NOT USED	PERSONNEL
Principal Engineer / Principal Consultant	15+Years	AUD [***]		Richard Atonline, Ryan Bowers

Table 4: Board Strategic Advisory Rate
CATEGORY	YEARS OF EXPERIENCE (nominal)	AMERICAN HOURLYRATE [AUD]	NOT USED	PERSONNEL
Board Advisory	25+ Years	AUD [***]		Frank Wouters

Schedule Two

BILLING AND INVOICING

1.	Content of invoices (clause 7.1)

Each invoice must:

(a)	clearly show:

i.	the amount which is due to Advisian for the Services provided; and

ii.	that the total amount is correctly calculated in accordance with Schedule One;

(b)	the purchase order number(s) and project code;

(c)	the date or dates of performance of the Services to which the invoice relates;

(d)	a sufficiently detailed and accurate description of the Services performed including time sheets for Advisian’s personnel, receipts for expenses for travel and other costs of providing the services;

(e)	any GST payable in respect of the supply of the Services; and

(f)	Advisian’s address and other details for payment.

2.	Billing cycle (clause 7.1)

Invoices must be provided monthly.

3.	Delivery of invoices

Invoices must be addressed and delivered via email to the Vast Solar employee with oversight of the relevant Task Brief and copied to [***].

Schedule Three

VAST SOLAR SITES

Corporate Head Office:	[***] [***] [***]

Pilot Plant	[***] [***] [***]

Schedule Four

INSURANCE REQUIREMENTS

Professional indemnity insurance

Professional indemnity insurance with a limit of liability of $5,000,000 for any single event and in the aggregate that covers Advisian against any claims made arising out of any negligent act, error or omission on the part of Advisian or its employees, agents or contractors in connection with the supply of the Services under this Agreement and in respect of which the policy must not contain a deductible greater than $50,000.

Public and products liability insurance

Public liability insurance (for an amount of $10,000,000 in respect of a single event) in respect of which the policy must not contain a deductible greater than $50,000.

Workers’ compensation insurance

Workers’ compensation insurance (including coverage for common law liability) as required under applicable law.

Schedule Five

TASK BRIEF

Advisian will supply the Services set out in this Task Brief in accordance with the terms and conditions of the Master Services and Collaboration Agreement.

The Task Brief template is included below for reference.

Vast Solar Advisian MASTER SERVICES AND COLLABORATION AGREEMENT TASK BRIEF

TASK DESXRIPTION & APRROVAL		No

TITLE Task brief form		DATE 16 Aug 18	REV A
DESCRIPTION
Draft form to be used in MSCA to document task briefs
BUDGET SUMMARY		COST	TIME
ORGINATOR		DATE
ADVISIAN APPROAL		DATE
VAST APPROAL		DATE

SCOPE AND OBJECTIVES
WHAT
WHY
WHEN
HOW
WHO

DRIVERS
WHS	Statutory		Process safety
Environment	[?????]		[?????]
LCOE	Efficiency		Performance
SUPPORTING NARRATIVE
JUSTLFICATION including consequences of not proceeding
PROS	CONS

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